Exhibit 10.6

ASSIGNMENT OF STOCK

This Assignment of Stock (this “Assignment”) is entered into as of December 31, 2022 (the “Effective Date”), by and between Vital Behavioral Health Inc., a Nevada corporation (“Assignor”), and Afgin Investments, LLC, a Florida limited liability company (“Assignee”). Each of Assignor and Assignee may be referred to herein as a “Party” or collectively as the “Parties”.

WHEREAS, Assignor is the controlling shareholder of VBH Kentucky Inc., a Nevada corporation (“VBHK”), and desires to assign to Assignee Three Thousand Seven Hundred (3,700) shares of common stock, $0.001 par value, of VBHK (the “Stock”); and

WHEREAS, Assignee and/or its affiliates have expended certain funds on behalf of, and contributed significant value to, VBHK in exchange for which Assignee desires to receive the Stock from Assignor in full settlement thereof.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.       Each of the foregoing recitals is an integral part of this Assignment and is binding upon the Parties as if set forth below in full.

2.       Assignor hereby assigns all of its right, title, and interest in and to the Stock to Assignee, free and clear of any pledge, lien, or encumbrance placed upon the Stock by Assignor.

3.       Assignor makes no representations or warranties to Assignee concerning the threat or existence of any adverse claims against the Stock or VBHK by any third parties, whether known or unknown.

4.       Subject to the foregoing reservations and exceptions by Assignor with respect to the Stock and VBHK, Assignee hereby assumes all of Assignor’s right, title, and interest in and to the Stock.

5.       Each Party agrees to timely execute any and all papers and documents and do all other and further lawful acts that are necessary to give effect to the intent of this Assignment.

6.       Each Party further agrees that: (i) no Party has made any representations or warranties to any other Party concerning the terms, enforceability, and implications of this Assignment; (ii) it has had a full and fair opportunity to consult with legal counsel or other advisers of its own choosing concerning the terms, enforceability, and implications of this Assignment; (iii) it has had a full and fair opportunity to review, comment, and make compromise revisions to this Assignment; (iv) this Assignment will be governed by and interpreted in accordance with the laws of the State of Nevada without giving effect to the conflicts of laws principals thereof; (v) it hereby submits to the jurisdiction and venue of the courts located in Washoe County, Nevada, for purposes of any arbitration or litigation related to this Assignment; (vi) each provision of this Assignment is severable, and the unenforceability or invalidity of any provision of this Assignment will not affect the validity or enforceability of the remaining provisions of this Assignment; provided, however, that each Party will use reasonable efforts to give effect to the economic or other intended purpose of any provision that is unenforceable or invalid; (vii) this Assignment may be executed in counterparts, each of which when executed and delivered will be deemed an original, but all of which will constitute one and the same instrument; and (viii) this Assignment may be executed by original, facsimile, and electronic signatures, each of which when affixed will be deemed to be an original that is enforceable against the executing Party.

IN WITNESS WHEREOF, the Parties have executed and delivered this Assignment as of the Effective Date.

“ASSIGNOR”	“ASSIGNEE”

VITAL BEHAVIORAL HEALTH INC.	AFGIN INVESTMENTS, LLC

By: ______________________________ Name: Mark W. Conte Title: Authorized Signatory	By: ______________________________ Name: Christina Plichta Title: Authorized Signatory

Reviewed, acknowledged, and agreed to by:

VBH KENTUCKY INC.

By: ______________________________

Name: Mark W. Conte

Title: Authorized Signatory